151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com
News Release

AETNA REPORTS THIRD QUARTER 2005 RESULTS
•	Third-quarter operating earnings of $1.24 per share; $1.19 per share excluding reserve development, a 35 percent increase over the prior-year quarter and $.02 above Thomson/First Call mean of $1.17

•	Net income of $1.26 per share, a 31 percent increase over the prior-year quarter after excluding third-quarter 2004 tax-related benefits

•	Fourth quarter 2005 earnings per share projected to be $1.23; full-year 2005 earnings per share now projected to advance to $4.60 from prior range of $4.52 to $4.57

•	Full-year 2006 earnings per share expected to increase nearly 20 percent over 2005 to approximately $5.45 to 5.50
HARTFORD, Conn., October 27, 2005— Aetna (NYSE: AET) today announced third-quarter operating earnings of $1.24 per share. Operating earnings, excluding prior-period favorable reserve development, were $1.19 per share, an increase of 35 percent compared to the prior-year quarter. Favorable reserve development was $15 million after tax, or $.05 per share. The increase in operating earnings reflects a 13.4 percent increase in revenue from strong membership growth, as well as strong underwriting results and continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains.1
Net income for the quarter increased by 31 percent to $1.26 per share, compared to $0.96 per share in the prior-year quarter after excluding third-quarter 2004 tax-related benefits. Third-quarter 2004 net income was $4.10 per share.

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Quarterly Financial Results at a Glance
Three Months Ended

	Sept. 30, 2005		Sept. 30, 2004		Change
Total revenues	$5.7	billion	$5.0	billion	13%

Operating earnings*	$372.3	million	$289.5	million	29%

Income from continuing operations	$377.8	million	$302.3	million	25%

Net income	$377.8	million	$1.292	billion

Per share results:

Operating earnings*	$1.24		$.92		35%

Favorable development of prior- period health care cost estimates	(.05)		(.04)

Operating earnings, excluding development*	$1.19		$.88		35%

Income from continuing operations	$1.26		$.96		31%

Income from discontinued operations**	—		3.14

Net income	$1.26		$4.10

*	For full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of the press release.

**	Refer to footnote 4 at the end of the press release.
“Our exceptional year-over-year earnings growth of 35 percent can be attributed largely to two factors,” said John W. Rowe, M.D., chairman and CEO. “First, we have added nearly 1 million medical members since January. Secondly, our continued diligence around medical cost management has allowed us to have among the lowest medical cost ratios in the industry.
“It is clear that the value proposition we offer is being widely accepted and appreciated by customers and that our strategy is working as we continue to deliver strong, consistent growth for our shareholders. We believe this is a winning combination that validates our strategy and will allow Aetna to extend its success in the future.

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“As such, we now expect our fourth-quarter 2005 earnings per share to be approximately $1.23, and our full-year 2005 earnings to be approximately $4.60 per share,” Rowe said. “Looking ahead, we believe that 2006 will be yet another year of strong growth and increasing profitability. We project an increase in operating earnings per share of nearly 20 percent to approximately $5.45 to $5.50.”2
“In the third quarter of 2005, Aetna continued its industry leadership in providing innovative solutions,” said Ronald A. Williams, president. “We extended our performance-based Aexcel network of specialists to 20 markets. We became the first health plan to enable consumers to find out the actual rates paid to doctors in advance of office visits, an effort to support consumers in making well-informed health care decisions. In addition, our recently announced agreement with MedVantx, allowing Philadelphia-area doctors to dispense certain generic medications through an ATM-like Sample Center,TM has attracted substantial attention.
“Late yesterday, we also made an important announcement regarding Aetna Specialty Pharmacy, communicating that we intend to exercise our option to purchase the remaining portion of the joint venture.” Williams said. “Fully functioning and performing at a high level, Aetna Specialty Pharmacy is significantly expanding our strategic capabilities and, coupled with other actions we are taking, such as launching a full-service behavorial health business at the end of this year, will better position us to provide integrated solutions for our customers,” Williams said.
Health Care results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
•	Operating earnings of $351.3 million in the third quarter of 2005, compared with $268.1 million in the third quarter of 2004. Excluding favorable development of $15 million, after tax, in the third quarter of 2005 and $14 million, after tax, in the third quarter of 2004, operating earnings increased 32.3 percent to $336.3 million in the third quarter of 2005, from $254.1 million in the third quarter of 2004. This increase primarily reflects growth in revenues from higher membership levels, as well as strong underwriting results and continued general and administrative expense efficiencies. Net income of $352.5 million in the third quarter of 2005, compared with $275.1 million in the third quarter of 2004.

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•	A Commercial Risk Medical Cost Ratio (MCR) of 78.6 percent in the third quarter of 2005, level with 78.6 percent in the third quarter of 2004. Excluding favorable reserve development, the Commercial Risk MCR was 79.0 percent in the third quarter of 2005, compared to 79.2 percent in the third quarter of 2004.

•	A Medicare MCR of 85.5 percent in the third quarter of 2005, compared with 86.2 percent in the third quarter of 2004. Excluding favorable reserve development, the Medicare MCR was 89.1 percent in the third quarter of 2005, compared with 87.0 percent in the third quarter of 2004. Medicare currently represents less than 1 percent of our medical membership.

•	Total medical membership of approximately 14.650 million at September 30, 2005, an increase of 215,000 members over the 14.435 million reported at June 30, 2005, bringing the total membership increase from December 31, 2004 to 994,000. Third-quarter dental membership increased by 55,000 to 13.0 million and pharmacy membership increased by 220,000 to 9.3 million from June 30, 2005.

•	Total revenues in the third quarter of 2005 increased over 14 percent to $5.0 billion from $4.4 billion in the third quarter of 2004.
Group Insurance results
Group Insurance, which includes group life, disability and long-term care products, reported:
•	Operating earnings of $32.5 million in the third quarter of 2005, an increase of 6.6 percent, compared with $30.5 million in the third quarter of 2004, reflecting higher net investment income and increased premiums from business in force, offset in part by a higher overall benefit cost ratio.

•	Net income of $35.8 million in the third quarter of 2005, compared with $34.1 million in the third quarter of 2004.

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•	Total revenues of $529.8 million in the third quarter of 2005, compared with $492.2 million in the third quarter of 2004.

•	Membership of 13.675 million, an increase of 13,000 from June 30, 2005.
Large Case Pensions results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:
•	Operating earnings of $9.6 million in the third quarter of 2005, compared with $7.7 million in the third quarter of 2004. The increase in operating earnings over third quarter 2004 is due primarily to higher net investment income in continuing products.

•	Net income of $10.6 million in the third quarter of 2005, compared with $9.9 million in the third quarter of 2004.
Total Company results
•	Total Revenues. Revenues were $5.7 billion in the third quarter of 2005, compared with $5.0 billion in the third quarter of 2004. The growth in revenue reflects premium and fee rate increases and higher levels of medical, dental and pharmacy membership. Premiums increased by 12.6 percent and fees increased by 15.0 percent.

•	Total Operating Expenses. Operating expenses were $1.092 billion for the third quarter of 2005, compared with $989.7 million for the third quarter of 2004, reflecting higher new membership and related selling expenses as well as acquisitions. Operating expenses as a percentage of revenue[3] improved to 19.2 percent in the third quarter of 2005 from 19.7 percent in the third quarter of 2004, reflecting continued expense efficiencies. Including net realized capital gains, these percentages were 19.1 percent in the third quarter of 2005 and 19.6 percent in the third quarter of 2004.

•	Corporate Interest expense was $21.1 million, after tax, in the third quarter of 2005, compared with $16.8 million, after tax, in the third quarter of 2004. Interest expense in the third quarter of 2005 increased due to the termination of interest rate swap agreements in the second quarter of 2005.

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•	Income from continuing operations. Aetna reported income from continuing operations of $377.8 million in the third quarter of 2005, compared with $302.3 million in the third quarter of 2004.

•	Net Income. Aetna reported net income of $377.8 million in the third quarter of 2005, compared with $1.292 billion in the third quarter of 2004. Net income for the third quarter of 2004 reflects a $740 million tax refund and favorable tax reserve adjustments of $250 million[4] related to discontinued operations.

•	Operating margin, excluding reserve development, improved to 10.6 percent in the third quarter of 2005 from 9.3 percent in the third quarter of 2004, pre-tax [5]. The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.6 percent in the third quarter of 2005, compared with 6.0 percent in the third quarter of 2004.
A live audio webcast of the third-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Internet Investor Information link at www.aetna.com. Financial, statistical and other information related to the conference call, including additional GAAP reconciliations, will be available on Aetna’s Investor Information site.
The conference call also can be accessed by dialing 877-502-9276, or 913-981-5591 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.
A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 2248890. Telephone replays will be available from 11:30 a.m. ET on Oct. 27 until midnight ET on Nov. 3.
As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 14.65 million medical members, 13.03 million dental members, 9.34 million pharmacy members and 13.68 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 700,000 health care professionals, including over 418,000 primary care and specialist doctors and 4,231 hospitals. For more information, please visit www.aetna.com. (Figures as of September 30, 2005)

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1 Operating earnings exclude net realized capital gains and losses from income from continuing operations, as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. The excluded item is discussed below:
•	Net realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.
The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding reserve development. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding reserve development better reflects the underlying current-period health care costs.
For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 9 to 13 of this release.
2 Projected operating earnings per share for full-year 2005 exclude $12.1 million of net realized capital gains for the nine months ended September 30, 2005 and projected operating earnings per share for fourth-quarter 2005 and full-year 2005 and 2006 also exclude any future net realized capital gains or losses. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected fourth-quarter 2005 and full-year 2005 and 2006 operating earnings to projected income from continuing operations or to a projected change in income from continuing operations. The projected operating earnings per share for full-year 2005 also exclude approximately $84 million, after tax, of favorable development of prior-period health care cost estimates for the first quarter of 2005, approximately $35 million, after tax, of favorable development of prior-period health care cost estimates for the second quarter of 2005, and approximately $15 million, after tax, of favorable development of prior-period health care cost estimates for the third quarter of 2005. The Company believes excluding these reserve developments better reflects the underlying current-period health care costs. Projected operating earnings per share for full-year 2005 also excludes the $43.4 million, after tax, reduction of reserves for anticipated future losses on discontinued products, included as an other item by the Company for second quarter of 2005. This represents a reduction of reserves previously established for certain products no longer offered by the Company and does not benefit ongoing business operations. Projected operating earnings per share for the full-year 2006 also exclude the effect of expensing stock options which will become effective for the Company in the first quarter of 2006, to provide comparability to 2005. Projected operating earnings per share for fourth-quarter 2005 and full-year 2005 and 2006 assume approximately 298 million, 301 million and 298 million weighted average diluted shares, respectively.
3 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. For a reconciliation to operating expense as a percentage of revenue calculated under GAAP, refer to the tables on page 13 at the end of this press release.
4 On July 8, 2004, the Company was notified that the Congressional Joint Committee on Taxation approved a tax refund of approximately $740 million after tax, including interest, relating to businesses that were sold in the 1990s by the Company’s predecessor. The Company received approximately $666 million of the tax refund during the third quarter of 2004 and expects to receive the remaining refund in 2005. The refund was recorded as income from discontinued operations. This approval also finalized the Internal Revenue Service’s audit of the Company’s tax returns for the years 1991 through 2001. As a result of the resolution of these audits, the Company also recorded favorable adjustments of $250 million to existing tax liabilities as income from discontinued operations.
5 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to operating margin calculated under GAAP, refer to the tables on page 13 of this release.

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ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to earnings. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition, reputational issues or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K and Aetna’s 2005 third quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition. In addition, Aetna's intended exercise of its option to purchase the remaining interest in Aetna Specialty Pharmacy is subject to federal antitrust regulatory approval.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenue:
Health care premiums	$4,291.3	$3,786.6	$12,490.5	$10,992.4
Other premiums	494.2	463.5	1,494.4	1,340.6
Administrative services contract fees	583.1	507.1	1,724.4	1,536.5
Net investment income	279.9	253.9	827.7	785.6
Other revenue	43.7	8.8	68.9	29.2
Net realized capital gains	8.5	19.6	18.6	51.5

Total revenue	5,700.7	5,039.5	16,624.5	14,735.8

Benefits and expenses:
Health care costs (1)	3,390.4	2,994.3	9,683.6	8,611.2
Current and future benefits	581.8	548.6	1,778.4	1,630.6
Operating expenses:
Selling expenses	214.1	178.0	623.0	511.1
General and administrative expenses	877.4	811.7	2,589.7	2,441.6

Total operating expenses	1,091.5	989.7	3,212.7	2,952.7
Interest expense	32.5	25.9	90.2	76.6
Amortization of other acquired intangible assets	15.9	9.3	38.1	34.7
Reduction of reserve for anticipated future losses on discontinued products	—	—	(66.7)	—

Total benefits and expenses	5,112.1	4,567.8	14,736.3	13,305.8

Income from continuing operations before income taxes	588.6	471.7	1,888.2	1,430.0
Income taxes	210.8	169.4	676.7	515.6

Income from continuing operations	377.8	302.3	1,211.5	914.4
Income from discontinued operations, net of tax (2)	—	990.0	—	1,030.0

Net income	$377.8	$1,292.3	$1,211.5	$1,944.4

Shareholders’ equity			$9,320.1	$9,084.6

(1)	The three months ended September 30, 2005 and September 30, 2004 include favorable development of prior-period health care cost estimates of approximately $24 million pretax (approximately $15 million after tax) and approximately $22 million pretax (approximately $14 million after tax), respectively, in the Health Care segment.

(2)	Income from discontinued operations for the three and nine months ended September 30, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund and $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna). Income from discontinued operations for the nine months ended September 30, 2004 also includes $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

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Summary of Results (1)
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Operating earnings, excluding other item and favorable development	$357.3	$275.5
Favorable development of prior-period health care cost estimates	15.0	14.0

Operating earnings, excluding other item	372.3	289.5	$1,156.0	$880.9
Reduction of reserve for anticipated future losses on discontinued products	—	—	43.4	—

Operating earnings, including other item	372.3	289.5	1,199.4	880.9
Net realized capital gains	5.5	12.8	12.1	33.5

Income from continuing operations (GAAP measure)	377.8	302.3	1,211.5	914.4
Income from discontinued operations (2)	—	990.0	—	1,030.0

Net income (GAAP measure)	$377.8	$1,292.3	$1,211.5	$1,944.4

Weighted average common shares — basic	288,724,679	302,301,031	290,884,090	305,477,938

Weighted average common shares — diluted	300,724,634	314,841,794	302,416,466	317,070,400

Summary of Results Per Common Share (1)

Operating earnings, excluding other item and favorable development	$1.19	$.88
Favorable development of prior-period health care cost estimates	.05	.04

Operating earnings, excluding other item	1.24	.92	$3.82	$2.78
Reduction of reserve for anticipated future losses on discontinued products	—	—	.15	—

Operating earnings, including other item	1.24	.92	3.97	2.78
Net realized capital gains	.02	.04	.04	.10

Income from continuing operations (GAAP measure)	1.26	.96	4.01	2.88
Income from discontinued operations (2)	—	3.14	—	3.25

Net income (GAAP measure)	$1.26	$4.10	$4.01	$6.13

Shareholders’ equity (3)			$32.59	$30.76

(1)	Prior-period results per common share and weighted average common shares have been adjusted to reflect the March 11, 2005 two-for-one stock split.

(2)	Income from discontinued operations for the three and nine months ended September 30, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund and $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by former Aetna. Income from discontinued operations for the nine months ended September 30, 2004 also includes $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

(3)	Actual common shares outstanding were 286.0 million at September 30, 2005 and 295.3 million at September 30, 2004.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Health Care:
Total revenue	$4,986.1	$4,367.2	$14,476.9	$12,740.1

Selling expenses	$193.5	$161.0	$562.5	$463.6
General and administrative expenses	830.8	767.3	2,453.5	2,311.8

Total operating expenses	$1,024.3	$928.3	$3,016.0	$2,775.4

Operating earnings, excluding favorable development	$336.3	$254.1
Favorable development of prior-period health care cost estimates	15.0	14.0

Operating earnings	351.3	268.1	$1,098.9	$820.5
Net realized capital gains	1.2	7.0	5.0	12.7

Net income (GAAP measure)	$352.5	$275.1	$1,103.9	$833.2

Group Insurance:
Total revenue	$529.8	$492.2	$1,587.3	$1,440.8

Selling expenses	$20.6	$17.0	$60.5	$47.5
General and administrative expenses	41.5	39.3	122.9	114.7

Total operating expenses	$62.1	$56.3	$183.4	$162.2

Operating earnings	$32.5	$30.5	$94.5	$88.5
Net realized capital gains	3.3	3.6	6.6	13.8

Net income (GAAP measure)	$35.8	$34.1	$101.1	$102.3

Large Case Pensions:
Total revenue	$184.8	$180.1	$560.3	$554.9

Operating earnings, excluding other item	$9.6	$7.7	$21.2	$21.7
Reduction of reserve for anticipated future losses on discontinued products	—	—	43.4	—

Operating earnings, including other item	9.6	7.7	64.6	21.7
Net realized capital gains	1.0	2.2	.5	7.0

Net income (GAAP measure)	$10.6	$9.9	$65.1	$28.7

Corporate Interest:
Interest expense, net of tax	$21.1	$16.8	$58.6	$49.8

Total Company:
Revenue, excluding net realized capital gains	$5,692.2	$5,019.9	$16,605.9	$14,684.3
Net realized capital gains	8.5	19.6	18.6	51.5

Total revenue (GAAP measure)	$5,700.7	$5,039.5	$16,624.5	$14,735.8

Selling expenses	$214.1	$178.0	$623.0	$511.1
General and administrative expenses	877.4	811.7	2,589.7	2,441.6

Total operating expenses	$1,091.5	$989.7	$3,212.7	$2,952.7

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	September 30,	September 30,	December 31,	June 30,
	2005	2004	2004	2005
Medical Membership:
Commercial	14,415	13,358	13,446	14,221
Medicare (1)	122	99	97	101
Medicaid	113	113	113	113

Total Medical Membership	14,650	13,570	13,656	14,435

Dental Membership (2)	13,031	11,670	11,967	12,976

Pharmacy Membership:
Pharmacy Benefit Management Services	8,791	7,896	7,989	8,579
Mail Order (3)	546	427	458	538

Total Pharmacy Membership	9,337	8,323	8,447	9,117

Group Insurance Membership	13,675	13,287	13,494	13,662

Consumer-Directed Health Plans (4)	433	214	224	420

Health Care Medical Cost Ratios (5)
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Health Care Premiums:
Health Care Risk (A)	$4,291.3	$3,786.6	$12,490.5	$10,992.4
Commercial Risk (B)	$4,039.3	$3,545.7	$11,742.0	$10,282.9
Medicare (C)	$252.0	$240.9	$748.5	$709.5

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,390.4	$2,994.3	$9,683.6	$8,611.2
Favorable development of prior-period health care cost estimates	24.0	22.0

Health care costs — Adjusted (E)	$3,414.4	$3,016.3

Commercial Risk
Health care costs (F) (GAAP measure)	$3,174.9	$2,786.6	$9,035.3	$8,005.0
Favorable development of prior-period health care cost estimates	15.0	20.0

Health care costs — Adjusted (G)	$3,189.9	$2,806.6

Medicare
Health care costs (H) (GAAP measure)	$215.5	$207.7	$648.4	$606.1
Favorable development of prior-period health care cost estimates	9.0	2.0

Health care costs — Adjusted (I)	$224.5	$209.7

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	79.0%	79.1%	77.5%	78.3%
Health Care Risk — Adjusted (E)/(A)	79.6%	79.7%

Commercial Risk (F)/(B) (GAAP measure)	78.6%	78.6%	76.9%	77.8%
Commercial Risk — Adjusted (G)/(B)	79.0%	79.2%

Medicare (H)/(C) (GAAP measure)	85.5%	86.2%	86.6%	85.4%
Medicare — Adjusted (I)/(C)	89.1%	87.0%

(1)	Includes Medicare ASC members that represent those served through the Company’s participation in the Medicare Chronic Care Improvement Program.

(2)	At June 30, 2005, the Company began including Aetna Global Benefits dental membership. Prior period dental membership has been revised accordingly.

(3)	Represents members who purchased medications through the Company’s mail order pharmacy during the quarterly period.

(4)	Represents members in consumer-directed health plans included in the Company’s Commercial medical membership.

(5)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

Aetna/13
Operating Margins
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets, other item and favorable development (A)	$604.5	$465.3
Favorable development of prior-period health care cost estimates	24.0	22.0

Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and other item (B)	628.5	487.3	$1,931.2	$1,489.8
Interest expense	(32.5)	(25.9)	(90.2)	(76.6)
Amortization of other acquired intangible assets	(15.9)	(9.3)	(38.1)	(34.7)
Reduction of reserve for anticipated future losses on discontinued products	—	—	66.7	—
Net realized capital gains	8.5	19.6	18.6	51.5

Income from continuing operations before income taxes (C) (GAAP measure)	$588.6	$471.7	$1,888.2	$1,430.0

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets, other item and favorable development (D)	$388.7	$298.4
Favorable development of prior-period health care cost estimates, net of tax	15.0	14.0

Operating earnings, excluding interest expense, amortization of other acquired intangible assets and other item (E)	403.7	312.4	$1,239.4	$953.3
Interest expense, net of tax	(21.1)	(16.8)	(58.6)	(49.8)
Amortization of other acquired intangible assets, net of tax	(10.3)	(6.1)	(24.8)	(22.6)
Reduction of reserve for anticipated future losses on discontinued products, net of tax	—	—	43.4	—
Net realized capital gains, net of tax	5.5	12.8	12.1	33.5

Income from continuing operations (F) (GAAP measure)	$377.8	$302.3	$1,211.5	$914.4

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,692.2	$5,019.9	$16,605.9	$14,684.3
Net realized capital gains	8.5	19.6	18.6	51.5

Total revenue (H) (GAAP measure)	$5,700.7	$5,039.5	$16,624.5	$14,735.8

Operating Margins:
Pretax operating margin (B)/(G)	11.0%	9.7%	11.6%	10.1%
Pretax operating margin — Adjusted (A)/(G)	10.6%	9.3%
Pretax operating margin (C)/(H) (GAAP measure)	10.3%	9.4%	11.4%	9.7%

After-tax operating margin (E)/(G)	7.1%	6.2%	7.5%	6.5%
After-tax operating margin — Adjusted (D)/(G)	6.8%	5.9%
After-tax operating margin (F)/(H) (GAAP measure)	6.6%	6.0%	7.3%	6.2%
Operating Expenses ($ in Millions)

Total operating expenses (I) (GAAP measure)	$1,091.5	$989.7	$3,212.7	$2,952.7

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	19.2%	19.7%	19.3%	20.1%
Total operating expenses as a % of total revenue (I)/(H) (GAAP measure)	19.1%	19.6%	19.3%	20.0%